Deckers Brands Reports First Quarter Fiscal 2019 Financial Results

GOLETA, Calif., July 26, 2018 /PRNewswire/ -- Deckers Brands (NYSE: DECK), a global leader in designing, marketing and distributing innovative footwear, apparel and accessories, today announced financial results for the first fiscal quarter ended June 30, 2018. The Company also provided its financial outlook for the second fiscal quarter ending September 30, 2018 and updated its outlook for the full fiscal year ending March 31, 2019.

Throughout this release, references to Non-GAAP financial measures exclude the impact of certain charges relating to retail store closures, tax reform, organizational changes and other one-time or non-recurring charges. Additional information regarding these Non-GAAP financial measures is set forth under the heading "Non-GAAP Financial Measures" below.

"Fiscal year 2019 is off to a solid start, with our first quarter revenue achieving a record high of $251 million, and continuing the momentum we have built," said Dave Powers, President and Chief Executive Officer. "The UGG Spring Summer and HOKA ONE ONE product offerings drove significant year-over-year sales growth, while Teva also produced solid gains. This quarter's results are a testament that we are successfully progressing towards our long-term objectives and that our brands are well positioned in the marketplace."

First Quarter Fiscal 2019 Financial Review

  Net sales increased 19.5% to $250.6 million compared to $209.7 million for the same period last year. On a constant currency basis, net sales increased 17.6%.
  Gross margin was 45.9% compared to 43.2% for the same period last year.
  SG&A expenses were $154.4 million compared to $146.9 million for the same period last year. Non-GAAP SG&A expenses were $153.9 million this year compared to $144.9 million last year.
  Operating loss was $39.4 million compared to an operating loss of $56.3 million for the same period last year. Non-GAAP operating loss was $38.9 million this year compared to a loss of $54.3 million last year.
  Diluted loss per share was $1.00 compared to a loss of $1.32 for the same period last year. Non-GAAP diluted loss per share was $0.98 this year compared to a loss of $1.28 last year.

Brand Summary

  UGG® brand net sales for the first quarter increased 18.9% to $136.5 million compared to $114.7 million for the same period last year.
  HOKA ONE ONE® brand net sales for the first quarter increased 53.1% to $47.0 million compared to $30.7 million for the same period last year.
  Teva® brand net sales for the first quarter increased 6.2% to $40.0 million compared to $37.7 million for the same period last year.
  Sanuk® brand net sales for the first quarter decreased 6.6% to $24.4 million compared to $26.2 million for the same period last year.

Channel Summary (included in the brand sales numbers above)

  Wholesale net sales for the first quarter increased 22.9% to $177.6 million compared to $144.6 million for the same period last year.
  DTC net sales for the first quarter increased 12.0% to $73.0 million compared to $65.1 million for the same period last year. DTC comparable sales for the first quarter increased 6.2% over the same period last year.

Geographic Summary (included in the brand and channel sales numbers above)

  Domestic net sales for the first quarter increased 17.4% to $141.7 million compared to $120.7 million for the same period last year.
  International net sales for the first quarter increased 22.3% to $108.9 million compared to $89.0 million for the same period last year.

Balance Sheet (June 30, 2018 as compared to June 30, 2017)

  Cash and cash equivalents were $417.9 million compared to $279.9 million.
  Net inventories were $435.6 million compared to $441.6 million.
  Outstanding borrowings were $31.9 million compared to $32.5 million.

Stock Repurchase Program

During the first quarter, the Company repurchased approximately 86 thousand shares of its common stock for a total of $10 million. As of June 30, 2018, the Company had $241 million remaining under its $400 million in stock repurchase authorizations.

Full Year Fiscal 2019 Outlook for the Twelve Month Period Ending March 31, 2019

  Net sales are now expected to be in the range of $1.930 billion to $1.955 billion.
  Gross margin expected to be slightly better than 49.0%.
  SG&A expenses as a percentage of sales are projected to be slightly better than 36.5%.
  Operating margin expected to be in the range of 12.6% to 12.8%.
  Effective tax rate is expected to be approximately 22.0%.
  Non-GAAP diluted earnings per share are now expected to be in the range of $6.25 to $6.45.
  The earnings per share guidance excludes any charges that may occur from additional store closures, tax reform, organizational changes and other one-time or non-recurring charges. It also does not assume any impact from additional share repurchases.

Second Quarter Fiscal 2019 Outlook for the Three Month Period Ending September 30, 2018

  Net sales are expected to be in the range of $485.0 million to $495.0 million.
  Non-GAAP diluted earnings per share are expected to be in the range of $1.60 to $1.70.
  The earnings per share guidance excludes any charges that may occur from additional store closures, tax reform, organizational changes and other one-time or non-recurring charges. It also does not assume any impact from additional share repurchases.

Non-GAAP Financial Measures

We present certain Non-GAAP financial measures in this press release, including constant currency, Non-GAAP SG&A expenses, Non-GAAP operating income and Non-GAAP diluted earnings (loss) per share, to provide information that may assist investors in understanding our financial results and assessing our prospects for future performance. We believe these Non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results, such as charges relating to retail store closures, tax reform, organizational changes and other one-time or non-recurring charges. In particular, we believe the exclusion of certain costs and charges allows for a more meaningful comparison of our results from period to period. These Non-GAAP measures, as we calculate them, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to Deckers. For example, in order to calculate our constant currency information, we calculate the current period financial information using the foreign currency exchange rates that were in effect during the previous comparable period, excluding the effects of foreign currency exchange rate hedges and re-measurements in the condensed consolidated balance sheets. These Non-GAAP financial results are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such Non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of each of the Non-GAAP financial measures to the most directly comparable GAAP measures has been provided under the heading "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" in the financial statement tables attached to this press release.

Conference Call Information

The Company's conference call to review the results for the first quarter fiscal 2019 will be broadcast live today, Thursday, July 26, 2018 at 4:30 pm Eastern Time and hosted at www.deckers.com. You can access the broadcast by clicking on the "Investor" tab and then clicking on the microphone icon at the top of the page.

About Deckers Brands

Deckers Brands is a global leader in designing, marketing and distributing innovative footwear, apparel and accessories developed for both everyday casual lifestyle use and high performance activities. The Company's portfolio of brands includes UGG®, Koolaburra®, HOKA ONE ONE®, Teva® and Sanuk®. Deckers Brands products are sold in more than 50 countries and territories through select department and specialty stores, Company-owned and operated retail stores, and select online stores, including Company-owned websites. Deckers Brands has a 40-year history of building niche footwear brands into lifestyle market leaders attracting millions of loyal consumers globally. For more information, please visit www.deckers.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which statements are subject to considerable risks and uncertainties. Forward-looking statements include all statements other than statements of historical fact contained in this press release, including statements regarding our anticipated financial performance, including our projected net sales, margins, expenses, effective tax rate and earnings (loss) per share, as well as statements regarding our progress towards the achievement of our long term strategic objectives, our ability to compete in our industry, our product and brand positioning and strategies, and our potential repurchase of shares. We have attempted to identify forward-looking statements by using words such as "anticipate," "believe," "could," "estimate," "expected," "intend," "may," "plan," "predict," "project," "should," "will," or "would," and similar expressions or the negative of these expressions.

Forward-looking statements represent our management's current expectations and predictions about trends affecting our business and industry and are based on information available as of the time such statements are made. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy or completeness. Forward-looking statements involve numerous known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements predicted, assumed or implied by the forward-looking statements. Some of the risks and uncertainties that may cause our actual results to materially differ from those expressed or implied by these forward-looking statements are described in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as well as in our other filings with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Except as required by applicable law or the listing rules of the New York Stock Exchange, we expressly disclaim any intent or obligation to update any forward-looking statements, or to update the reasons actual results could differ materially from those expressed or implied by these forward-looking statements, whether to conform such statements to actual results or changes in our expectations, or as a result of the availability of new information.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Loss
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended
		June 30,
	2018		2017

Net sales	$250,594		$209,717
Cost of sales	135,629		119,092
Gross profit	114,965		90,625

Selling, general and administrative expenses	154,379		146,881
Loss from operations	(39,414)		(56,256)

Other (income) expense, net	(363)		331
Loss before income taxes	(39,051)		(56,587)

Income tax benefit	(8,644)		(14,466)
Net loss	(30,407)		(42,121)

Other comprehensive income (loss), net of tax
Unrealized gain (loss) on foreign currency hedging	5,323		(3,772)
Foreign currency translation adjustment	(7,463)		1,550
Total other comprehensive loss	(2,140)		(2,222)
Comprehensive loss	$(32,547)		$(44,343)

Net loss per share:
Basic	$(1.00)		$(1.32)
Diluted	$(1.00)		$(1.32)

Weighted-average common shares outstanding:
Basic	30,423		31,991
Diluted	30,423		31,991

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Three Months Ended June 30, 2018
(Amounts in thousands, except for per share data)
(Unaudited)

	Three-month period ended June 30, 2018
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2) (3)
Net sales	$250,594		$250,594
Cost of sales	135,629		135,629
Gross profit	114,965		114,965

Selling, general and administrative expenses	154,379	(523)	153,856
Loss from operations	(39,414)	523	(38,891)

Other income, net	(363)		(363)
Loss before income taxes	(39,051)		(38,529)

Income tax benefit	(8,644)		(8,663)
Net loss	$(30,407)		$(29,866)

Net loss per share:
Basic	$(1.00)		$(0.98)
Diluted	$(1.00)		$(0.98)

Weighted-average common shares outstanding:
Basic	30,423		30,423
Diluted	30,423		30,423

(1)	Amounts as of June 30, 2018 reflect charges related to organizational changes.
(2)	The tax rate applied to the Non-GAAP measures is 22.5% for the fiscal quarter ended June 30, 2018.
(3)	Figures do not sum due to rounding.

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

DECKERS BRANDS - GAAP to Non-GAAP Reconciliation
For the Three Months Ended June 30, 2017
(Amounts in thousands, except for per share data)
(Unaudited)

	Three-month period ended June 30, 2017
			Non-GAAP
	GAAP Measures	Restructuring and	Measures
	(As Reported)	Other Charges (1)	(Excluding Items) (2)
Net sales	$209,717		$209,717
Cost of sales	119,092		119,092
Gross profit	90,625		90,625

Selling, general and administrative expenses	146,881	(1,944)	144,937
Loss from operations	(56,256)	1,944	(54,312)

Other expense, net	331		331
Loss before income taxes	(56,587)		(54,643)

Income tax benefit	(14,466)		(13,727)
Net loss	$(42,121)		$(40,916)

Net loss per share:
Basic	$(1.32)		$(1.28)
Diluted	$(1.32)		$(1.28)

Weighted-average common shares outstanding:
Basic	31,991		31,991
Diluted	31,991		31,991

(1)	Amounts as of June 30, 2017 reflect charges related to restructuring costs, other charges related to organizational changes and the strategic review process.
(2)	The tax rate applied to the Non-GAAP measures is 25.1% for the fiscal quarter ended June 30, 2017.

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 30,	March 31,
Assets	2018	2018
	(Unaudited)
Current assets:
Cash and cash equivalents	$417,851	$429,970
Trade accounts receivable, net	131,899	143,704
Inventories, net	435,564	299,602
Other current assets	54,646	37,414
Total current assets	1,039,960	910,690

Property and equipment, net	217,653	220,162
Other noncurrent assets	129,107	133,527

Total assets	$1,386,720	$1,264,379

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings	$585	$578
Trade accounts payable	262,508	93,939
Other current liabilities	91,498	94,649
Total current liabilities	354,591	189,166

Long-term liabilities:
Mortgage payable	31,358	31,504
Other liabilities	98,620	102,930
Total long-term liabilities	129,978	134,434

Total stockholders' equity	902,151	940,779

Total liabilities and stockholders' equity	$1,386,720	$1,264,379

CONTACT: Erinn Kohler | Director, Investor Relations & Corporate Planning | Deckers Brands | 805.967.7611